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                                                                    EXHIBIT 10.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into as of February 20, 2006 by and between Thomas Nelson, Inc., a Tennessee corporation (the "Company"), and Sam Moore ("Executive").

                                    RECITALS:

     The Company and Executive are parties to a certain Employment Agreement dated as of May 13, 1996, as amended from time to time ("Employment Agreement"). The terms of this Amendment reflect modifications to the Employment Agreement in connection with an Agreement and Plan of Merger dated as of February 20, 2006 by and among Faith Media Holdings, LLC, a Delaware limited liability company, FM MergerCo, Inc., a Tennessee corporation and a wholly-owned subsidiary of Faith Media Holdings, LLC, and the Company (the "Merger Agreement").

                                   AGREEMENT:

     In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1. Upon the Effective Time, as defined in the Merger Agreement, Executive's employment shall thereupon terminate and, notwithstanding any other provisions of the Employment Agreement, Executive shall be entitled to receive only the lump-sum severance payment set forth under Section I.2.(b) of the Employment Agreement and no other benefits under the Employment Agreement; provided, however, that Section I.2.(b) shall be amended to provide that such lump-sum severance payment shall be equal to 2.99 times the sum of Executive's W-2 compensation for calendar year 2005. Such lump-sum severance payment shall be payable either at the Effective Time or, if necessary and appropriate to comply with Section 409A of Internal Revenue Code, at the later of six (6) months following the closing of the merger transaction or January 5, 2007.

     Section 2. Upon termination of Executive's employment under the Employment Agreement, Executive and the Company shall thereupon enter into a consulting agreement (in a form acceptable to the Company and Executive) for a period of one (1) year with the annual compensation thereunder to be identical with Executive's annual base compensation immediately prior to Executive's termination of employment. During the term of the consulting agreement, the Company shall provide Executive with reasonable office space and the secretarial support of Adair Fryer. All non-competition obligations of Executive provided for under the Employment Agreement shall terminate upon the expiration of term of the consulting agreement.

     Section 3. Except as modified pursuant to this Amendment, Executive's Employment Agreement shall remain in full force and effect.

     Section 4. This Amendment shall become effective as of the Effective Time, as defined in the Merger Agreement.

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     Section 5. This Amendment may be executed by the parties in counterparts, and such counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the day and year first written above.

                                        THE COMPANY:

                                        THOMAS NELSON, INC.


                                        /s/ Michael S. Hyatt
                                        ----------------------------------------
                                        By: Michael S. Hyatt
                                        Its: President and Chief Executive
                                             Officer


                                        EXECUTIVE:


                                        /s/ Sam Moore
                                        ----------------------------------------
                                        Sam Moore


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